HCCA

November 29, 1996

To whom it may concern:

The Board of Directors of Health Care Centers of America, Inc. has requested the withdrawal of the audited financial statements for the period ended December 31, 1995 and the financial report prepared by Mr. Roy Sinkovich dated March 7, 1996, which has been replaced by the financial report of Mr. W. Dale McGhie for the audit of the financial statements for the periods ending Decmeber 31, 1994 and 1995 and for the interim period ending September 30, 1996.

In the financial statements prepared for Mr. Roy Sinkovich for the period ending December 31, 1995, management included in the financial statements transactions of various contract agreements. Management realized that to complete audits of the various entities in a timely manner would have delayed the registration of the filing of the form 10-SB, and therefore, finalization of the various contracts were delayed until after registration of the Company. It is anticipated that the majority of these mergers will be completed during 1997.

Should you be aware of the distribution of additional financial reports dated December 31, 1995 prepared by Mr. Roy Sinkovich, we appreciate your best efforts in assisting us in diseeminating this information to those who may have this financial report in their possession.

Sincerely,

/s/ W. Maurice Furlong
President and Chairman of the Board











              HEALTH CARE CENTERS OF AMERICA, INC. 510 Renaissance
                        Drive Oakbrook Terrace, IL 60181